ARIEL INVESTMENTS, LLC
SECOND AMENDMENT TO FUND SUB-ADMINISTRATION
SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of this 15th day of November, 2011 to the Fund Sub-Administration Servicing Agreement, dated as of July 16, 2010, as amended November 15, 2010 (the “Agreement”) is entered into by and between ARIEL INVESTMENTS, LLC, (the “Company”) on behalf of itself and ARIEL INVESTMENT TRUST (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add funds and to amend the Section 1, Section 2 and Section 3 of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by written agreement executed by the parties and authorized or approved by the Board of Directors; and

NOW THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Section 1. Appointment of USBFS as Sub-Administrator is hereby superseded and replaced with the following:

Section 1. Appointment of USBFS as Sub-Administrator and Administrator

       The Company hereby appoints USBFS to serve as sub-administrator to Ariel Fund, Ariel Appreciation Fund, Ariel Focus Fund and Ariel Discovery Fund, and as administrator to Ariel International Equity Fund and Ariel Global Equity Fund, and any additional series of the Trust as may be created hereafter, on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

The introductory paragraph of Section 2. Services and Duties of USBFS is hereby superseded and replaced with the following:

Section 2. Services and Duties of USBFS

USBFS shall provide the following sub-administration and administration services as may be authorized and directed by the Company from time to time:

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Section 3. Compensation is hereby superseded and replaced with the following:

Section 3. Compensation.

       USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.

       The Company shall pay all such fees and reimbursable expenses for the Ariel Fund, the Ariel Appreciation Fund, the Ariel Focus Fund and the Ariel Discovery Fund within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

       The Trust shall pay all such fees and reimbursable expenses for the Ariel International Equity Fund and the Ariel Global Equity Fund within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ARIEL INVESTMENT TRUST	U.S BANCORP FUND SERVICES, LLC

By: /s/ Anita Zagrodnik	By: /s/ Michael R. McVoy

Name: Anita Zagrodnik	Name: Michael R. McVoy

Title: Vice President, CCO, CFO	Title: Executive Vice President

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Amended Exhibit A
to the Fund Sub-Administration Servicing Agreement – Ariel Investments, LLC

Fund Names

Separate Series of Ariel Investment Trust

Name of Series
Ariel Fund
Ariel Appreciation Fund
Ariel Focus Fund
Ariel Discovery Fund
Ariel International Equity Fund
Ariel Global Equity Fund

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